Exhibit 99.1

LifeLock Announces Third Quarter 2012 Results

Record quarterly revenue of $72.1 million

Q3 Cumulative ending members of approximately 2.4 million, up 21% year over year

Company guides to 39%-40% revenue growth in 2012

TEMPE, AZ (November 7, 2012) – LifeLock, Inc. (NYSE: LOCK), an industry leader in identity theft protection, today announced financial results for the third quarter ended September 30, 2012.

Third Quarter 2012 Financial Highlights:

•

Revenue: Total revenue was $72.1 million for the third quarter of 2012, up 44% from $50.0 million for the third quarter of 2011. Consumer revenue was $65.6 million for the third quarter of 2012, up 31% from $50.0 million for the third quarter of 2011. Enterprise revenue was $6.5 million for the third quarter of 2012.

•	Income from Operations: Income from operations was $6.2 million for the third quarter of 2012, up from a loss from operations of $0.5 million for the third quarter of 2011.

•

Net Income: Net income was $7.9 million for the third quarter of 2012, up from a net loss of $0.5 million for the third quarter of 2011. Net loss per diluted share was $0.16 for the third quarter of 2012 based on 19.5 million weighted-average shares outstanding, compared with a net loss of $0.33 per diluted share based on 18.8 million weighted-average shares outstanding for the third quarter of 2011.

•

Non-GAAP Adjusted Net Income: Non-GAAP adjusted net income was $8.9 million for the third quarter of 2012, up from $0.3 million for the third quarter of 2011. Non-GAAP adjusted net income per diluted share was $0.12 for the third quarter of 2012 based on 71.5 million weighted-average shares outstanding, compared with $0.01 per diluted share based on 53.3 million weighted-average shares outstanding for the third quarter of 2011.

•	Adjusted EBITDA: Adjusted EBITDA was $10.9 million for the third quarter of 2012, up from $1.2 million in the third quarter of 2011.

•

Cash Flow: Cash flow from operations was $17.6 million for the third quarter of 2012, leading to free cash flow of $16.2 million after taking into consideration $1.4 million of capital expenditures. This compares with cash flow from operations of $6.4 million and free cash flow of $6.2 million after taking into consideration $0.2 million of capital expenditures in the third quarter of 2011.

•	Balance Sheet: Cash and cash equivalents at the end of the third quarter of 2012 was $76.7 million, compared with $21.6 million at the end of the third quarter of 2011.

“We were very pleased with our financial results for the third quarter as we continued to execute at a high level”, said Todd Davis, LifeLock’s Chairman and CEO. “We saw continued improvement in our operating metrics with a growing member base, improving annual retention rates, and the strong performance of our LifeLock Ultimate product continuing to drive our revenue per member higher. We continue to gain share while transforming the identity theft protection market from reactive solutions to our proactive identity theft protection solutions. Market awareness of the growing risk of identity theft and fraud continues to increase and we are benefitting from the combination of our industry leading product offering and brand recognition.”

Mr. Davis added, “The completion of our IPO early in the fourth quarter provides us with increased financial resources and market awareness, which further strengthen our ability to execute our growth strategy and capitalize on a growing multi-billion dollar opportunity for proactive identity theft solutions.”

Third Quarter 2012 Business Highlights:

•	Recorded the 30th consecutive quarter of sequential growth in revenue and cumulative ending members.

•

Appointed Hilary Schneider as President of LifeLock. Most recently the EVP of Americas for Yahoo!, Hilary brings with her over 20 years of experience in leadership roles in global technology organizations.

•	Added approximately 187,000 gross new members in the third quarter of 2012 and ended the quarter with approximately 2.4 million members.

•	Improved retention rate to 85.9% for the third quarter of 2012 compared with 82.6% in the third quarter of 2011.

•	Increased monthly average revenue per member to $9.39 for the third quarter of 2012 from $8.68 for the third quarter of 2011.

A reconciliation of GAAP to non-GAAP financial measures has been provided in the financial statement tables included in this press release. An explanation of these measures is also included below, under the heading “Non-GAAP Financial Measures.”

Guidance:

As of November 7, 2012, LifeLock is initiating guidance for its fourth quarter of 2012 as well as the full year 2012.

•

Fourth Quarter 2012 Guidance: Total revenue is expected to be in the range of $73 million to $74 million. Non-GAAP adjusted net income per share is expected to be in the range of $0.06 to $0.07 based on approximately 97 million weighted-average shares outstanding. Adjusted EBITDA is expected to be in the range of $9 million to $10 million.

•

Full Year 2012 Guidance: Total revenue is expected to be in the range of $270.5 million to $271.5 million. Non-GAAP adjusted net income per share is expected to be in the range of $0.26 to $0.27 based on approximately 74 million weighted-average shares outstanding. Adjusted EBITDA is expected to be in the range of $28 million to $29 million. Free cash flow expected to be in the range of $38 million to $40 million.

Conference Call Details:

•	What: LifeLock financial results for the third quarter of 2012.

•	When: Wednesday, November 7, 2012 at 2PM PT (5PM ET).

•

Dial in: To access the call in the United States, please dial (866) 730-5769, and for international callers dial (857) 350-1593. Callers may provide confirmation number 60366425 to access the call more quickly, and are encouraged to dial into the call 10 to 15 minutes prior to the start to prevent any delay in joining.

•	Webcast: http://investor.lifelock.com/ (live and replay)

•

Replay: A replay of the call will be available via telephone for seven days, beginning two hours after the call. To listen to the telephone replay in the U.S., please dial (888) 286-8010, and for international callers dial (617) 801-6888 and enter access code 40405867.

About LifeLock

LifeLock, Inc. (NYSE:LOCK) is a leading provider of proactive identity theft protection services for consumers and identity risk assessment and fraud protection services for enterprises. Since 2005, LifeLock has been relentlessly protecting identities by providing consumers with the tools and confidence they need to help protect themselves from identity theft and manage their credit. In October 2012, Javelin Strategy & Research named LifeLock Ultimate™ a “Best in Class Overall” identity theft protection solution and also named it “Best in Detection”. In March 2012, LifeLock further demonstrated its commitment to combating identity fraud with the purchase of ID Analytics, Inc., a leader in enterprise identity risk management that provides visibility into identity risk and credit worthiness. ID Analytics, Inc. currently operates as a wholly owned subsidiary of LifeLock, Inc.

Forward-Looking Statements

This press release contains “forward-looking” statements, as that term is defined under the federal securities laws, including statements regarding LifeLock’s market share, the identity theft protection industry, market awareness of the growing risk of identity theft and fraud, LifeLock’s ability to benefit from its differentiated offering and brand recognition, and LifeLock’s expected total revenue, non-GAAP adjusted net income and non-GAAP adjusted net income per share, adjusted EBITDA, and free cash flow. These forward-looking statements are based on LifeLock’s current assumptions, expectations, and beliefs and are subject to substantial risks, uncertainties, assumptions, and changes in circumstances that may cause LifeLock’s actual results, performance, or achievements to differ materially from those expressed or implied in any forward-looking statement.

The risks and uncertainties referred to above include, but are not limited to, risks associated with LifeLock’s ability to achieve or maintain profitability on an annual basis; LifeLock’s ability to protect its customers’ confidential information; LifeLock’s ability to maintain and enhance its brand recognition and reputation; the competitive nature of the industries in which LifeLock conducts its business; LifeLock’s ability to maintain access to data sources; LifeLock’s ability to retain its existing customers and attract new customers; LifeLock’s ability to improve its services and develop and introduce new services with broad appeal; LifeLock’s ability to maintain existing and secure new relationships with strategic partners; the effects of laws, regulations, and enforcement; the outcome of any litigation or regulatory proceeding; LifeLock’s ability to protect its intellectual property and not infringe on the intellectual property of others; and other “Risk Factors” set forth in LifeLock’s most recent filings with the Securities and Exchange Commission.

Further information on these and other factors that could affect LifeLock’s financial results and the forward-looking statement in this press release is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in LifeLock’s prospectus included in its Registration Statement on Form S-1, as amended, copies of which may be obtained by visiting LifeLock’s Investor Relations website at http://investor.lifelock.com/ or the SEC’s website at www.sec.gov.

LifeLock, Inc. assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Non-GAAP Financial Measures

LifeLock’s reported results include certain non-GAAP financial measures, including adjusted EBITDA, non-GAAP adjusted net income, non-GAAP adjusted net income per share, and free cash flow. Adjusted EBITDA is defined as net income (loss) adjusted for depreciation and amortization, interest expense, interest income, change in fair value of warrant liabilities, change in fair value of embedded derivative, other income (expense), income tax (benefit) expense, and share-based compensation. Non-GAAP adjusted net income is defined as net income (loss) adjusted for amortization, change in fair value of warrant liabilities, change in fair value of embedded derivatives, income tax benefit resulting from acquisitions, and share-based compensation. Non-GAAP adjusted net income per share is defined as Non-GAAP adjusted net income per share of stock assuming all preferred stock converted at the later of the start of the period or date of issuance and excluding the impact of warrants to acquire Series E and Series E-2 preferred stock. Free cash flow is defined as net cash provided by (used in) operating activities less capital expenditures, which consist of purchases of property, equipment, and software.

LifeLock has included adjusted EBITDA, non-GAAP adjusted net income, and non-GAAP adjusted net income per share in this press release because they are key measures used by LifeLock’s management and board of directors to understand and evaluate its core operating performance and trends, to prepare and approve its annual budget, and to develop short- and long-term operational plans. In particular, the exclusion of certain expenses in calculating adjusted EBITDA and non-GAAP adjusted net income can provide a useful measure for period-to-period comparisons of LifeLock’s core business. Additionally, adjusted EBITDA is a key financial measure used in determining management’s incentive compensation.

LifeLock has included free cash flow in this press release because it typically presents a more conservative measure of cash flow as purchases of property and equipment are necessary components of ongoing operations. LifeLock believes that this non-GAAP financial measure is useful in evaluating its business because free cash flow reflects the cash surplus available to fund the expansion of its business after payment of capital expenditures relating to the necessary components of ongoing operations. LifeLock also believes that the use of free cash flow provides consistency and comparability with its past financial performance, facilitates period-to-period comparisons of operations, and also facilitates comparisons with other companies, many of which use similar non-GAAP financial measures to supplement their GAAP results.

Although adjusted EBITDA, non-GAAP adjusted net income, and free cash flow are frequently used by investors in their evaluations of companies, these non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Because of these limitations, these non-GAAP financial measures should be considered alongside other financial performance measures.

LifeLock has not reconciled adjusted EBITDA guidance to net income guidance or non-GAAP adjusted net income per share guidance to net income per share guidance because it does not provide guidance for share-based compensation expense, provision for income taxes, interest income, interest expense, change in fair value of warrant liabilities, change in fair value of embedded derivatives, other income and expenses, depreciation expense or amortization of intangible assets, which are reconciling items between net income (loss) and adjusted EBITDA and net income (loss) and non-GAAP adjusted net income (loss). As items that impact net income (loss) are out of LifeLock’s control and/or cannot be reasonably predicted, LifeLock is unable to provide such guidance. Accordingly, reconciliation to net income (loss) is not available without unreasonable effort. For a reconciliation of historical non-GAAP financial measures to the nearest comparable GAAP measures, see the reconciliation tables included in this press release.

Media Contact:

Media@lifelock.com

480-457-2032

Investor Relations Contact:

Greg Kleiner

ICR for LifeLock

Investor.relations@lifelock.com

480-457-5000

Supplemental Financial Information

LifeLock, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2012	2011	2012	2011
Consumer revenue	$65,579	$49,998	$183,903	$140,994
Enterprise revenue	6,538	—	13,709	—

Total revenue	72,117	49,998	197,612	140,994
Cost of Services	19,762	15,339	57,727	46,479

Gross profit	52,355	34,659	139,885	94,515
Costs and expenses:
Sales and marketing	29,926	26,443	91,431	70,192
Technology and development	7,943	4,357	20,936	13,367
General and administrative	6,297	4,343	15,834	13,113
Amortization of acquired intangible assets	1,966	—	4,291	—

	46,132	35,143	132,492	96,672

Income (loss) from operations	6,223	(484)	7,393	(2,157)
Other income (expense):
Interest expense	(854)	(17)	(2,139)	(215)
Change in fair value of warrant liabilities	6,058	—	3,117	(4,124)
Change in fair value of embedded derivative	(3,499)	—	(2,785)	—
Interest income	4	—	6	7
Other	(1)	—	(3)	—

Total other income (expense)	1,708	(17)	(1,804)	(4,332)

Income (loss) before provision for income taxes	7,931	(501)	5,589	(6,489)
Income tax (benefit) expense	63	14	(13,834)	96

Net income (loss)	7,868	(515)	19,423	(6,585)
Accretion of convertible redeemable preferred stock	(4,207)	(5,644)	(8,959)	(16,004)
Net income allocable to convertible redeemable preferred stockholders	(2,550)	—	(7,067)	—

Net income available (loss attributable) to common stockholders	$1,111	$(6,159)	$3,397	$(22,589)

Net income available (loss attributable) per share to common stockholders:
Basic	$0.06	$(0.33)	$0.17	$(1.21)
Diluted	$(0.16)	$(0.33)	$0.07	$(1.21)
Weighted-average common shares outstanding:
Basic	19,501	18,825	19,469	18,658
Diluted	19,501	18,825	52,993	18,658

LifeLock, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except per share amounts)

(Unaudited)

	September 30, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$76,662	$28,850
Restricted cash	—	398
Trade and other receivables, net	7,193	1,446
Prepaid expenses and other current assets	7,131	5,637

Total current assets	90,986	36,331
Property and equipment, net	7,267	4,049
Goodwill	129,553	—
Intangible assets, net	53,208	—
Other non-current assets	3,096	1,680

Total assets	$284,110	$42,060

Liabilities, convertible redeemable preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$9,918	$4,084
Accrued expenses and other liabilities	23,386	18,300
Preferred stock embedded derivative	10,719	—
Deferred revenue	89,483	70,020
Current portion of long-term debt	17,000	—

Total current liabilities	150,506	92,404
Long-term debt, net of current portion	45,560	—
Other non-current liabilities	306	521
Preferred stock warrant liabilities	19,451	18,195

Total liabilities	215,823	111,120
Commitments and contingencies
Convertible redeemable preferred stock:	267,874	145,207
Stockholders’ deficit:
Common stock	20	19
Additional paid-in capital	21,606	17,391
Accumulated deficit	(221,213)	(231,677)

Total stockholders’ deficit	(199,587)	(214,267)

Total liabilities, convertible redeemable preferred stock and stockholders’ deficit	$284,110	$42,060

LifeLock, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	For the Nine Months
	Ended September 30,
	2012	2011
Operating activities
Net income (loss)	$19,423	$(6,585)
Adjustment to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	7,487	2,736
Share-based compensation	3,994	2,362
Loss on disposal of assets	3	—
Provision for doubtful accounts	(10)	(72)
Change in fair value of warrant liabilities	(3,117)	4,124
Change in fair value of embedded derivative	2,785	—
Deferred income tax (benefit) expense	(13,834)	96
Change in operating assets and liabilities:
Trade and other receivables	(2,344)	47
Prepaid expenses and other current assets	2,039	(1,571)
Accounts payable	5,822	(490)
Accrued expenses and other liabilities	959	2,478
Other non-current assets	(1,184)	(165)
Deferred revenue	19,388	15,624
Other non-current liabilities	(690)	(343)

Net cash provided by operating activities	40,721	18,241

Investing activities
Acquisition of ID Analytics, net of cash acquired	(157,430)	—
Acquisition of property and equipment	(3,506)	(1,474)
Decrease in restricted cash	1,748	250

Net cash used in investing activities	(159,188)	(1,224)

Financing activities
Proceeds from:
Long-term debt	68,000	—
Issuance of warrants	4,372	—
Issuance of convertible redeemable preferred stock, net of offering costs	102,165	—
Stock option exercises	222	222
Payments for:
Term loan	(5,440)	—
Revolving line of credit	—	(13,010)
Obligations under capital lease	—	(115)
Initial public offering costs	(1,530)	—
Debt issuance costs	(1,510)	(132)

Net cash provided by (used in) financing activities	166,279	(13,035)

Net increase in cash and cash equivalents	47,812	3,982
Cash and cash equivalents at beginning of period	28,850	17,581

Cash and cash equivalents at end of period	$76,662	$21,563

Supplemental cash flow information
Cash paid during the period for:
Interest	$1,650	$306
Income taxes	109	90
Supplemental information for non-cash financing activities:
Convertible redeemable preferred stock issued as part of purchase price for ID Analytics	11,542	—
Preferred stock embedded derivative issued as part of purchase price for ID Analytics	7,934	—

Share Based Compensation

	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011
Cost of services	$186	$73	$437	$234
Sales and marketing	299	140	712	448
Technology and development	498	190	1,208	560
General and administrative	648	379	1,637	1,120

Total cost related to share-based compensation expense	$1,631	$782	$3,994	$2,362

Key Financial Metrics

	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011
	(in thousands)
Consumer revenue	$65,579	$49,998	$183,903	$140,994
Enterprise revenue	6,538	—	13,709	—

Total revenue	72,117	49,998	197,612	140,994
Adjusted net income	8,906	267	13,066	(99)
Adjusted EBITDA	10,938	1,204	18,874	2,941
Free cash flow	16,196	6,179	37,215	16,767

Key Operating Metrics

	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011
	(in thousands, except percentages and per member data)
Cumulative ending members	2,376	1,970	2,376	1,970
Gross new members	187	173	564	498
Member retention rate	85.9%	82.6%	85.9%	82.6%
Average cost of acquisition per member	$147	$153	$153	$142
Monthly average revenue per member	$9.39	$8.68	$9.18	$8.43
Enterprise transactions	57,295	46,958	162,774	127,591

Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2012	2011	2012	2011
	(in thousands)
Net income (loss)	$7,868	$(515)	$19,423	$(6,585)
Amortization of acquired intangible assets	1,966	—	4,291	—
Change in fair value of warrant liabilities	(6,058)	—	(3,117)	4,124
Change in fair value of embedded derivative	3,499	—	2,785	—
Tax benefit from acquisition	—	—	(14,310)	—
Share-based compensation	1,631	782	3,994	2,362

Adjusted net income (loss)	$8,906	$267	$13,066	$(99)

Adjusted net income available (loss attributable) per share to common stockholders:
Non GAAP basic	$0.14	$0.01	$0.22	$(0.00)
Non GAAP diluted	$0.12	$0.01	$0.20	$(0.00)
Weighted-average common shares outstanding:
Non GAAP basic	64,100	48,064	59,976	47,898
Non GAAP diluted	71,494	53,277	66,397	47,898

Reconciliation of Diluted Shares to Non-GAAP Diluted Shares

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2012	2011	2012	2011
Diluted shares	19,501	18,825	52,993	18,658
Assumed preferred stock conversion	44,599	29,240	13,404	29,240
Dilutive securities excluded due to net loss	10,837	5,212	2,526	—
Other dilutive equity awards excluded	(3,443)	—	(2,526)	—

	71,494	53,277	66,397	47,898

Reconciliation of Diluted EPS to Non-GAAP Diluted EPS

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2012	2011	2012	2011
GAAP diluted earnings (loss) per share	(0.16)	(0.33)	0.07	(1.21)
Net income attributable to participating securities	—	—	0.09	—
Non-GAAP adjustments to net income	0.01	0.01	(0.10)	0.14
Non-GAAP adjustments to diluted shares	0.27	0.33	0.14	1.07

	0.12	0.01	0.20	(0.00)

Reconciliation of Net Income (Loss) to Adjusted EBITDA

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2012	2011	2012	2011
	(in thousands)
Net income (loss)	$7,868	$(515)	$19,423	$(6,585)
Depreciation and amortization	3,084	906	7,487	2,736
Interest expense	854	17	2,139	215
Interest income	(4)	—	(6)	(7)
Change in fair value of warrant liabilities	(6,058)	—	(3,117)	4,124
Change in fair value of embedded derivative	3,499	—	2,785	—
Other	1	—	3	—
Income tax (benefit) expense	63	14	(13,834)	96
Share-based compensation	1,631	782	3,994	2,362

Adjusted EBITDA	$10,938	$1,204	$18,874	$2,941

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2012	2011	2012	2011
	(in thousands)
Net cash provided by operating activities	$17,622	$6,419	$40,721	$18,241
Acquisitions of property and equipment	(1,426)	(240)	(3,506)	(1,474)

Free cash flow	$16,196	$6,179	$37,215	$16,767